Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated ________, 20___, is made and entered into by and between COGNITION THERAPEUTICS, INC., a Delaware corporation (the “Company”) and Lisa Ricciardi (“Executive”), and will become effective on the first date that the Company’s common stock is traded on a national stock exchange or national market system (the “Effective Date”).

Introduction

WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer in accordance with the terms and conditions of that certain employment agreement by and between the Company and Executive dated June 1, 2020 (the “Prior Agreement”); and

WHEREAS, the parties desire to replace the Prior Agreement with this Agreement, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.            Position. Executive will continue to serve as the Chief Executive Officer and President of the Company and will continue to report directly to the Board of Directors of the Company (the “Board”). In addition to performing the duties and responsibilities associated with that position, from time to time the Company may assign to Executive other duties and responsibilities reasonable and consistent with such position. Executive agrees to devote her full business time and best efforts to the performance of her duties and to the furtherance of the Company’s interests. Executive also agrees that during her employment with the Company, she will not engage in any other employment, consulting, business services or board memberships without the written consent of the Board (provided that with respect to board memberships, such consent shall not be unreasonably withheld); provided further, however, that without such consent, Executive may engage in charitable or public service, so long as such activities do not interfere with the performance of her duties and obligations to the Company. The Company also expects that Executive will continue to serve, without the receipt of any additional compensation, as a member of the Board while employed as the Chief Executive Officer of the Company, subject to re-election by the Company’s stockholders from time to time. The Company will nominate Executive for election to a seat on the Board for as long as Executive continues to serve as Chief Executive Officer, provided that, notwithstanding any other provision of this Agreement, the failure of the Company’s stockholders to re-elect Executive will not be construed as a termination by Executive for “Good Reason” under Section 13(g).

2.            Term. Executive’s employment pursuant to this Agreement will commence on the Effective Date and will continue until terminated in accordance with Section 9 hereof. Notwithstanding the foregoing, if the Company’s common stock has not commenced trading on a national stock exchange or national market system on or prior to December 31, 2022, this Agreement shall be null and void.

3.            Place of Performance. Executive will perform services hereunder at the principal executive offices of the Company in a location to be determined by the Board; provided, however, that Executive may be required to travel from time to time for business purposes.

4.            Salary. This is a full-time exempt position. The Company will pay Executive a salary at an annual rate of $512,500 (“Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. The Base Salary shall be reviewed on an annual basis by the Compensation Committee of the Board (the “Committee”) and may be adjusted from time to time by the Committee.

5.            Annual Bonus. For each calendar year ending during her employment, Executive will have the opportunity to earn an annual bonus with a target amount of 50% of the Base Salary in effect at the end of the applicable year (the “Target Bonus”). The actual bonus payable to Executive, if any, with respect to any year may be more or less than the Target Bonus and will be determined by the Committee, in its sole discretion, based on the achievement of corporate and/or personal objectives established by the Committee. Except as otherwise provided herein or determined by the Committee, payment of any otherwise earned bonus will be conditioned on Executive’s continued service through the date that annual bonuses are paid to the Company’s executive officers generally with respect to the applicable year.

6.            Equity Incentives.

(a)            Executive may receive equity awards, at times and on terms determined by the Committee in its discretion.

(b)            Upon a “Change of Control” as defined under the Cognition Therapeutics, Inc. 2017 Equity Incentive Plan, that certain option to purchase 2,898,686 shares of common stock granted to Executive on June 1, 2020 shall vest in full and become immediately exercisable, subject to Executive’s continued employment through such “Change of Control.”

7.            Benefits; Business Expenses.

(a)            Executive shall be entitled to participate in Company benefit plans that are generally available to other employees of the Company of similar rank and tenure, in accordance with and subject to the terms and conditions of such plans, as in effect from time to time.

(b)            The Company will pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of her duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time.

8.            Restrictive Covenants Agreement. To induce the Company to enter into this Agreement, as a condition to Executive’s continued employment by the Company, and in recognition of (i) the compensation payable to Executive pursuant to this Agreement, and (ii) such other consideration payable to Executive by the Company or any of its affiliates, Executive must sign and return to the Company no later than the Effective Date the restrictive covenants agreement attached hereto as Exhibit A (the “Restrictive Covenants Agreement”).

9.            Termination.

(a)            Executive’s employment hereunder shall terminate on the earliest of: (i) on the date set forth in a written notice to Executive from the Board that Executive’s employment with the Company has been or will be terminated, (ii) on the date not less than 30 days following written notice from Executive to the Company that Executive is resigning from the Company, (iii) on the date of Executive’s death, or (iv) on the date set forth in a written notice to Executive from the Board that Executive’s employment is terminated on account of Executive’s Disability, as determined by the Board. Notwithstanding the foregoing, in the event that Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not constitute a termination by the Company for purposes of this Agreement.

(b)            Upon cessation of Executive’s employment for any reason, unless otherwise consented to in writing by the Board, Executive will resign immediately from any and all officer, director and other positions Executive then holds with the Company and its affiliates and agrees to execute such documents as may be requested by the Company to confirm that resignation.

(c)            Upon any cessation of Executive’s employment with the Company, Executive will be entitled only to such compensation and benefits as described in Section 10 below.

(d)            Executive agrees that, following any cessation of her employment and subject to reimbursement of her reasonable expenses, she will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during her employment with the Company. Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for Executive’s cooperation so as not to materially interfere with her other professional obligations.

(e)            Executive agrees that, upon any cessation of her employment, she will deliver to the Company (and will not retain in her possession or control, or deliver to anyone else) all property and equipment of the Company, including without limitation (i) all keys, books, records, computer hardware, software, cellphones, access cards, credit cards and identification, and (ii) all other Company materials (including copies thereof), including without limitation any records, data, notes, reports, proposals, lists or correspondence.

10.            Rights Upon Termination.

(a)            Termination without Cause or Resignation for Good Reason. If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Executive for Good Reason (as defined below):

(i)            the Company shall pay to Executive the Accrued Obligations (as defined below) at the time such Accrued Obligations would otherwise be paid according to the Company’s usual payroll practices;

(ii)            to the extent then unpaid, the Company shall pay to Executive the Earned Bonus (as defined below);

(iii)            the Company shall make monthly severance payments equal to one-twelfth of Executive’s Base Salary as in effect immediately prior to such cessation of employment (or, if such cessation is due to the Good Reason described in clause (i)  of that definition, the Base Salary in effect immediately prior to such material diminution) for a period equal to the Severance Period;

(iv)            if Executive validly elects to receive continuation coverage under the Company’s group health plan (if any) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the applicable premium otherwise payable for COBRA continuation coverage for Executive and her eligible dependents, to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage until the earlier of (x) the end of the Severance Period, or (y) such date as Executive becomes eligible for group health insurance through another employer; and

(v)            if such cessation of employment occurs within three (3) months prior to or twelve (12) months following a Change in Control (as defined below), (x) the Company shall pay to Executive an amount equal to one and a half (1.5) times the Target Bonus, and (y) all outstanding equity awards that are subject to vesting based solely on the passage of time and Executive’s continued employment shall become vested upon the later of the date of Executive’s cessation of employment and the Change in Control.

Except as otherwise provided in this Section 10(a) or pursuant to COBRA, all compensation and benefits will cease at the time of Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits described in this Section 10(a) are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in Sections 10(a)(ii) - 10(a)(v) are conditioned on Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of Executive’s cessation of employment, of a release attached hereto as Exhibit B (the “Release”), and on Executive’s continued compliance with the provisions of the Restrictive Covenants Agreement.

Subject to Section 11 below (to the extent applicable) and provided the Release requirement described above has been timely satisfied: (x) the payment described in Section 10(a)(ii) will be paid on the later of the sixty-fifth (65th) day following Executive’s cessation of employment (the “Settlement Date”), or the date such annual bonus would have otherwise been paid, absent Executive’s cessation of employment; (y) the payments described in Sections 10(a)(iii)-10(a)(iv)  will commence to be paid on the Settlement Date, provided that the initial payment will include any payments that, but for the above-described timing rule, would have otherwise been paid since the date of Executive’s cessation of employment, and (z) the payment of the Target Bonus amount described in Section 10(a)(v)(x) will be paid on the later of the Settlement Date or the tenth (10th) day following the Change in Control.

(b)            Other Terminations.

(i)            If Executive’s employment with the Company ceases due to Executive’s death or Disability, then the Company shall not have any further obligation or liability under this Agreement except for payment of the Accrued Obligations and the Earned Bonus. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then at the second payroll date following the last date of employment. The Earned Bonus, if any, will be paid when it would have been paid had Executive remained employed with the Company.

(ii)            If Executive’s employment with the Company ceases for any reason other than as described in Sections 10(a) and 10(b)(i) above (including but not limited to (i) termination by the Company for Cause or (ii) resignation by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of the Accrued Obligations through the date of such cessation of employment. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

11.            Section 409A.

(a)            The parties intend for this Agreement to comply with or be exempt from Section 409A of the Code, and all provisions of this Agreement will be interpreted and applied accordingly. Nonetheless, the Company does not guaranty the tax treatment of any compensation payable to Executive.

(b)            Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 10(a) above will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following her “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

(c)            Notwithstanding anything in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided to Executive pursuant to this Agreement or otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

12.            Section 280G. Notwithstanding any contrary provision of this Agreement (or any plan, policy, agreement or other arrangement covering Executive), if any payment, right or benefit paid, provided or due to Executive, whether pursuant to this Agreement or otherwise (each, a “Payment,” and collectively, the “Total Payments”), would subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if (i) the amount of such Total Payments, as so reduced, is greater than or equal to (ii) the amount of such Total Payments without reduction (in each case, determined on an after-tax basis). Any reduction of the Total Payments required by this paragraph will be implemented by determining the Parachute Ratio (as defined below) for each Payment and then by reducing the Payments in order, beginning with the Payment with the highest Parachute Ratio. For Payments with the same Parachute Ratio, later Payments will be reduced before earlier Payments. For Payments with the same Parachute Ratio and the same time of payment, each Payment will be reduced proportionately. For purposes of this paragraph, “Parachute Ratio” means a fraction, (x) the numerator of which is the value of the applicable Payment, as calculated for purposes of Section 280G of the Code, and (y) the denominator of which is the economic value of the applicable Payment.

13.            Certain Definitions. For purposes of this Agreement:

(a)            “Accrued Obligations” mean any portion of Executive’s Base Salary payable for the payroll period in which Executive’s termination of employment occurs for service prior to the termination date, and any business expenses properly incurred but not yet reimbursed, as provided for in Section 7(b).

(b)            “Cause” means (i) Executive’s refusal to comply with any lawful directive or policy of the Company which refusal is not cured by Executive within ten (10) days of such written notice from the Company; (ii) the Company’s determination that Executive has committed any act of dishonesty, embezzlement, unauthorized use or disclosure of confidential information or other intellectual property or trade secrets, common law fraud or other fraud against the Company or any subsidiary or affiliate; (iii) a material breach by Executive of any written agreement with or any fiduciary duty owed to any Company or any subsidiary or affiliate; (iv) Executive’s conviction (or the entry of a plea of a nolo contendere or equivalent plea) of a felony or any misdemeanor involving material dishonesty or moral turpitude; or (v) Executive’s habitual or repeated misuse of, or habitual or repeated performance of Executive’s duties under the influence of, alcohol, illegally obtained prescription controlled substances or non-prescription controlled substances.

(c)            “Change in Control” will have the meaning set forth in the Cognition Therapeutics, Inc. 2021 Equity Incentive Plan.

(d)            “Code” means the Internal Revenue Code of 1986, as amended.

(e)            “Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, “Disability” will mean illness, incapacity or a mental or physical condition that renders Executive unable or incompetent, with or without a reasonable accommodation, to carry out the job responsibilities that Executive held or the tasks that Executive was assigned at the time the disability commenced, as determined in good faith by a physician mutually acceptable to the Company and Executive, for a period of 90 consecutive days, or 180 non-consecutive days in any rolling 12-month period. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

(f)            “Earned Bonus” means the bonus amount (if any) earned under Section 5 with respect to the fiscal year ended immediately prior to the cessation of Executive’s employment, to the extent unpaid.

(g)            “Good Reason” means: (i) a reduction in the Base Salary, as then in effect, other than in connection with the same percentage across-the-board decrease in base salaries applicable to other key executives, (ii) a material reduction of Executive’s authority, position, responsibilities, duties, title or reporting line, except that, following a Change of Control, a reduction in authority, position, responsibilities, duties, title or reporting line solely by virtue of the Company being acquired and becoming part of a larger entity or operated as a subsidiary shall not constitute Good Reason, (iii) the Company’s material breach of this Agreement, or (iv) a relocation of Executive’s principal workplace by more than 30 miles; provided, however, that no such event will constitute Good Reason unless (x) Executive, within 60 days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that Executive believes to constitute “Good Reason” and identifies the particular clause of this Section 13(g) that Executive contends is applicable to such act or failure to act; (y) the Company, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by Executive of Executive’s employment relationship with the Company; and (z) Executive actually resigns from the employ of the Company on or before that date that is 12 months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.” If the requirements of the immediately preceding sentence are not fully satisfied on a timely basis, then the resignation by Executive from the employ of the Company shall not be deemed to have been for “Good Reason” Executive shall not be entitled to any of the benefits to which Executive would have been entitled if Executive had resigned from the employ of the Company for “Good Reason,” and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to Executive under this Agreement had Executive resigned with “Good Reason.”

(h)            “Severance Period” means twelve (12) months. Notwithstanding the foregoing, with respect to a cessation of employment due to a termination by the Company without Cause or resignation by Executive for Good Reason that occurs (in either case) within three (3) months prior to or twelve (12) months following a Change in Control, “Severance Period” shall mean eighteen (18) months.

14.            Company Policies. Executive will comply with all policies of the Company in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.

15.            Indemnification. In addition to any rights to indemnification to which Executive may be entitled under the Company’s governing documents, the Company shall obtain and maintain an appropriate level of Directors and Officers Liability insurance coverage for Executive’s benefit on the same terms as applicable to other directors and C-level executives of the Company.

16.            No Conflicting Agreements. Executive represents and warrants that she is not a party to or otherwise bound by any agreement or restriction that could conflict with, or be violated by, the performance of her duties to the Company or her obligations under this Agreement. Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to any third party.

17.            Taxes. All compensation payable to Executive are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive not make any claim against the Company or its board of directors related to tax liabilities arising from her compensation.

18.            Entire Agreement; Assignment; Amendment.

(a)            This Agreement, together with the Restrictive Covenants Agreement, constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replace and supersede all prior agreements, discussions, negotiations, representations or understandings (whether written, oral or implied) relating to Executive’s employment by the Company, including without limitation the Prior Agreement.

(b)            The rights and obligations of Executive hereunder are personal and may not be assigned. The Company may assign this Agreement, and its rights and obligations hereunder, to any entity to which the Company transfers substantially all of its assets (or an affiliate thereof). Notwithstanding any other provision of this Agreement, any such assignment of this Agreement by the Company will not entitle Executive to severance benefits under Section 10(a) or otherwise, whether or not Executive accepts employment with the assignee.

(c)            This Agreement may be amended or modified only by a written instrument signed by a duly authorized officer of the Company and Executive.

19.            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

20.            Arbitration. In the event of any dispute under the provisions of this Agreement or otherwise regarding Executive’s employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with the Restrictive Covenants Agreement), the parties shall be required to have the dispute, controversy or claim settled by arbitration in Allegheny County, Commonwealth of Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and will share equally the fees of the arbitrator.

21.            Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not the meaning of this Agreement.

22.            Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to Executive, at the most recent address contained in the Company’s personnel files; (b) if to the Company, to the attention of its Legal Department at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

23.            Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

[Signature Page Follows]

This Agreement has been executed and delivered on the date first above written.

COGNITION THERAPEUTICS, INC.

By:
Name:
Title:

EXECUTIVE

LISA RICCIARDI

Exhibit A

EMPLOYEE restrictive covenant AGREEMENT

THIS AGREEMENT (the “Agreement”) is between Cognition Therapeutics, Inc. (the “Company”), a Delaware corporation with its principal offices at 2403 Sidney St., Suite 261, Pittsburgh, PA 15203 and Lisa Ricciardi (the “Employee”), an individual residing at the address set forth on the signature page to this Agreement.

Recitals:

The parties desire to enter into this Agreement in connection with the Employee’s employment or continued employment by the Company.

NOW, THEREFORE, in consideration of the employment or continued employment of the Employee by the Company and the payment by the Company of compensation to the Employee for services rendered and to be rendered, and intending to be legally bound hereby, the parties hereto agree as follows:

1.            Non-Disclosure of Confidential Information. The Employee acknowledges that in the course of performing services for the Company, the Employee has in the past and may continue to obtain knowledge of the Company’s business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, materials and reagents, improvements, disclosures, customer and supplier lists, information about employees and/or other proprietary and/or confidential information (collectively, the “Confidential Information”). The Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge to any other party, or use for the Employee’s own benefit or to the detriment of the Company, any Confidential Information without the prior written consent of the Company, whether or not such Confidential Information was discovered or developed by the Employee. The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Company is obligated to maintain in confidence.

(a)            The Employee will not be held criminally or civilly liable under any Federal or state trade secret law for his/her disclosure of a trade secret that is made in confidence to Federal, state or local government officials or to an attorney provided that such disclosure is: (i) solely for the purpose of reporting or investigating a suspected violation of law; (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law and where such disclosure is made to the Employee’s attorney, all documents containing any trade secret are filed under seal, and the Employee does not disclose any such trade secret except pursuant to a court order.

(b)            Notwithstanding anything herein to the contrary, nothing in this Agreement shall (x) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by the Company of any such report; provided that, the Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.

2.              Inventions and Discoveries.

(a)            Disclosure. The Employee shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by the Employee (whether or not at the request or upon the suggestion of the Company), solely or jointly with others, during the period of the Employee’s engagement by the Company in any capacity that (i) relate to any line of business, activity or field of interest or investigation with respect to which the Employee renders services to the Company or (ii) are otherwise made through the use of the Company’s time, facilities or materials (all of the foregoing being hereinafter referred to collectively as the “Inventions”).

(b)            Assignment and Transfer. The Employee acknowledges that all work performed by the Employee is on a “work for hire” basis and does hereby assign and transfer, and to the extent any such assignment cannot be made at present, will assign and transfer, to the Company all of the Employee’s right, title and interest in and to the Inventions, and the Employee further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Inventions, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of copyrights and patents, and all renewals thereof, as may be necessary to obtain copyrights and patents for any Inventions in any and all countries and to vest title thereto in the Company and its successors and assigns and to otherwise protect the Company’s interests therein.

(c)            Power of Attorney. If the Company is unable, after reasonable effort, to secure the Employee’s signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to an Invention, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints each of the President and each Vice President of the Company as the Employee’s agent and attorney-in-fact, to act for and in the Employee’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright, trademark or other registrations or any other legal protection thereon with respect to an Invention with the same legal force and effect as if executed by the Employee.

(d)            Documentation and Records. The Employee shall hold in a fiduciary capacity for the benefit of the Company all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials of a secret, confidential or proprietary information nature relating to the Company or the Company’s business that are in the possession or under the control of the Employee. The Employee agrees that in connection with any research, development or other services performed for the Company, the Employee will maintain careful, adequate and contemporaneous written records of all Inventions, which records shall be the property of the Company.

3.             Restrictive Covenants.

(a)            Non-Competition and Non-Solicitation. The Employee shall not, directly or indirectly (including, without limitation, through ownership, management, operation or control of any other person or entity, or participation in the ownership, management, operation or control of any other person or entity, or by having any interest as a stockholder, lender, investor, agent, consultant, employee, partner or otherwise, in or with respect to any other person or entity) do any of the following:

(i)            During the period of the Employee’s employment with the Company and for 12 months following the date of termination of the Employee’s employment for any reason (the “Restricted Period”), own, manage, operate, control, invest in, participate in, be employed by, provide consulting services to, or be involved or associated with in any capacity, any person or entity that is engaged in a Competitive Business anywhere in the United States. The Employee acknowledges that the Company’s business is national in scope. “Competitive Business” means a business that is engaged in the research, development, marketing, manufacturing, sale or other commercialization of any compound or other agent that targets the sigma-2/PGRMC 1 receptor for the prevention and/or treatment of Alzheimer’s Disease or any other neurodegenerative indication or condition (including age-related macular degeneration), and any other business in which the Company engages or takes substantial steps to engage in during the last two years of the Employee’s employment. The foregoing shall not prohibit the Employee from owning in the aggregate less than one percent of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market;

(ii)           During the Restricted Period, directly or indirectly (A) solicit, encourage or entice any client, customer, vendor, licensee, licensor, consultant or supplier of the Company to cease, reduce or modify the business such person or entity has done with or intends to do with, or to end, reduce or modify the relationship or proposed relationship of such person or entity with, the Company, or (B) interfere with, impair, disrupt or attempt to interfere with, impair, disrupt or otherwise jeopardize any relationship of the Company with any client, customer, vendor, licensee, licensor, consultant or supplier or any other person or entity with whom the Company has a business relationship; and

(iii)          During the Restricted Period, directly or indirectly (A) solicit, hire, contract for services, retain or otherwise employ any person who is or was an employee or consultant of the Company during Employee’s employment with the Company, or (B) otherwise encourage any such individual to leave the employ of or to terminate a consulting arrangement with the Company, or to become an employee of, or consultant to, any other person or entity.

(b)            Tolling. The Employee agrees that if the Employee breaches any of the provisions in this Section 3, the Restricted Period and any additional periods thereafter shall be tolled and shall cease to run during the period of any violation by the Employee, and the restrictions contained in Section 3 will be extended for a period equal to the period that the Employee was in breach.

4.              No Conflicts. The Employee represents and warrants that the Employee is not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with this Agreement or which would in any way restrict or prohibit the Employee from undertaking or performing services for the Company or otherwise from entering into or performing this Agreement. As a condition of employment, the Company requires that the Employee does not breach any obligation to refrain from disclosing or using any confidential or proprietary information or trade secrets of any other prior employer or third party. Employee is not permitted to bring or use documents or other property of any prior employer or other third party in the Employee’s work for the Company.

5.              Injunctive Relief. The Employee acknowledges that compliance with this Agreement is necessary to protect the goodwill and other proprietary interests of the Company, and that the restrictions herein are reasonable and necessary to protect the legitimate interests of the Company and will not interfere with the Employee’s ability to find other employment. The Employee acknowledges that a breach of this Agreement will result in irreparable and continuing damage to the Company and its business, for which there will be no adequate remedy at law. The Employee further agrees that in the event that Employee breaches this Agreement, the Company and its successors and assigns shall be entitled to injunctive relief (without posting a bond) and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of this Agreement. The Employee agrees that in any action in which the Company seeks an injunction or other equitable relief, the Employee will not assert or contend that any of the provisions of this Agreement are unreasonable, that the Company has an adequate remedy at law or that the Agreement is otherwise unenforceable.

6.              No Right to Continued Employment. It is expressly understood that this Agreement is not intended to define the terms of the Employee’s employment other than as specifically provided herein. Nothing contained in this Agreement shall be interpreted to provide a right to continuing employment or to change the Employee’s status as an at-will employee.

7.              Return of Company Property. Upon termination of the Employee’s employment with the Company and at any earlier time the Company requests, the Employee will deliver to the person designated by the Company all originals and copies of all documents in any medium (including electronic) and all other property of the Company in the Employee’s possession, under the Employee’s control or to which Employee may have access (including computers, smart phones and other portable electronic devices). The only forms of property excepted from this paragraph are: (i) documents referring to Employee’s compensation and benefits; and (ii) specific documents for which Employee has received the express, prior written consent of the Company to retain.

8.              Notification of Future Employers. During the Restricted Period, the Employee agrees to notify future employers of the existence of this Agreement and further agrees that the Company may do the same.

9.              Survival of Agreement; Binding Nature. It is expressly agreed that the provisions of this Agreement shall survive and apply after the termination of the Employee’s employment with the Company. This Agreement shall be binding on the Employee’s executors, administrators or other legal representatives or assigns and shall inure to the benefit of the Company’s successors and assigns. The Company shall have the right to assign this Agreement without the consent of the Employee. The Employee does not have the right to assign this Agreement.

10.            Severability. If any court or other decision-maker of competent jurisdiction determines that any of the covenants contained in this Agreement, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. In the case that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.            No Modification or Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Employee and the Company.

12.            Construction. This Agreement shall be construed and interpreted in accordance with the substantive laws of the Commonwealth of Pennsylvania. Any disputes under this Agreement shall be resolved in the state and federal courts in Allegheny County, Pennsylvania having subject matter jurisdiction and each party submits to the personal jurisdiction of such courts for purposes of such litigation.

13.            Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby, and supersedes and replaces any existing agreement or understanding, whether oral or written, between the Employee and the Company relating to the same subject matter.

14.            Acknowledgement. The Employee acknowledges and agrees that (a) the Employee has had the opportunity to consult with independent counsel concerning this Agreement, (b) the Employee has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely, (c) the duration and scope of this Agreement are reasonable and necessary to protect the Company’s customer relationships, trade secrets, confidential information and other legitimate business interests, and (d) the Employee has not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by the parties as of the date set forth below next to the name of the Employee.

COGNITION THERAPEUTICS, INC.

Date:	By:

Name:

Title:

Date:	Employee’s Signature

LISA RICCIARDI

Employee’s Address:

[Signature Page to Employee Restrictive Covenant Agreement]

Exhibit B

Release of Claims

1.            Termination of Employment. ____________ (“Executive”) hereby agrees and acknowledges that as of [                     ], Executive’s employment relationship with Cognition Therapeutics, Inc., a Delaware corporation (the “Company”), was permanently and irrevocably severed.

2.            Release of Claims. In consideration of the payments and benefits described in Section 10(a) of the Executive Employment Agreement (the “Agreement”), effective ______      , 20__, by and between Executive and the Company, to which Executive is not entitled until and unless Executive executes and does not revoke this Release, Executive, for and on behalf of herself and her heirs, executors, administrators and assigns, hereby waives and releases any and all complaints, claims, suits, controversies, and actions, whether known or unknown, suspected or claimed, which Executive, or any of the Executive’s heirs, executors, administrators or assigns ever had, now has or may have against the Company and/or its respective predecessors, successors, past or present parents or subsidiaries, affiliates, investors, branches or related entities, in their respective capacities as such (collectively, including the Company, the “Entities”) and/or the Entities’ past or present stockholders, insurers, assigns, trustees, directors, officers, limited and general partners, managers, joint venturers, members, employees or agents in their respective capacities as such (collectively with the Entities, the “Releasees”) by reason of circumstances, acts or omissions which have occurred on or prior to the date that this Release becomes effective, including, without limitation, (a) any complaint, charge or cause of action arising under (i) federal, state or local laws pertaining to employment or termination of employment, including the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act of 1993, as amended, the Worker Adjustment Retraining and Notification Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, any applicable Executive Order Programs, the Fair Labor Standards Act, or their state or local counterparts (including, but not limited to, the Pennsylvania Human Relations Act); (ii) any other federal, state or local civil or human rights law; (iii) any other local, state, or federal law, regulation or ordinance; (iv) any public policy, contract and/or quasi-contract or tort (including but not limited to, claims of breach of the Agreement, an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress); (v) common law; or (vi) any policies, practices or procedures of the Company, or (b) any claim for costs, fees, damages, penalties, or other expenses, including attorneys’ fees incurred in these matters (the “Released Claims”). By signing this Release, Executive acknowledges that she intends to waive and release any rights known or unknown that she may have against the Releasees under these and any other laws. Notwithstanding the foregoing, Executive does not release, discharge or waive (i) any rights to indemnification that she may have under the certificate of incorporation, the bylaws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which any such subsidiary or affiliate is a domiciliary, the Agreement or any indemnification agreement between Executive and the Company; (ii) any rights that cannot be released as a matter of law, such as her rights to COBRA, workers compensation, and unemployment insurance; (iii) any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; (iv) any rights she may have in her capacity as a stockholder of the Company; (v) any rights she may have to vested equity interests, and (vi) any rights she may have to the payments and benefits set forth in Section 10(a) of the Agreement (the “Excluded Claims”). The Executive acknowledges that she has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by this Section 2.

3.            Proceedings. Executive acknowledges that she has not filed any complaint, charge, claim or proceeding, if any, or assigned to any other person the right to bring any such complaint, charge, claim, or proceeding, relating to the Released Claims against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive (i) acknowledges, that she will not initiate or cause to be initiated on her behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law and (ii) waives any right she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”) or comparable state or local agency. Further, Executive understands that, by executing this Release, she will be limiting the availability of certain remedies that she may have against the Releasees and limiting also her ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 2 of this Release shall prevent Executive from (i) initiating or causing to be initiated on her behalf any complaint, charge, claim or proceeding against any Releasee before any local, state or federal agency, court or other body challenging the validity of the waiver of her claims under the ADEA contained in Section 2 of this Release (but no other portion of such waiver); (ii) initiating or participating in an investigation or proceeding conducted by the EEOC or comparable state or local agency; (iii) reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 2IF-17 promulgated under the Securities Exchange Act of 1914, as amended; or (iv) receiving a monetary award for information provided to the SEC pursuant to Rule 2IF-17 promulgated under the Securities Exchange Act of 1934, as amended. The Executive acknowledges and agrees that the Executive’s separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

4.            Time to Consider. Executive acknowledges that she has been advised that she has [twenty-one (21)]/[forty-five (45)]1 days, from the date of receipt of this Release to consider all the provisions of this Release and, further, that if Executive signs this Release prior to the expiration of such [twenty-one (21)]/[forty-five (45)] day period, she does hereby knowingly and voluntarily waives said [twenty-one (21)]/[forty-five (45)] day period. The parties agree that changes to this Release, whether or not material, will not extend the [twenty-one (21)]/[forty-five (45)] day period.] EXECUTIVE FURTHER ACKNOWLEDGES THAT SHE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW SHE IS GIVING UP CERTAIN RIGHTS WHICH SHE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 2 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT SHE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY. [EXECUTIVE ALSO ACKNOWLEDGES THAT SHE HAS RECEIVED ALL INFORMATION REQUIRED TO BE DISCLOSED IN CONNECTION WITH AN EXIT INCENTIVE OR OTHER EMPLOYMENT TERMINATION PROGRAM.]

5.            Revocation. Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of her execution of this Release to revoke this Release, (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 10(a) of the Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, no action or forbearance of action will be required of the Company under any section of this Release, and Executive shall not be entitled to receive any portion of the payments and benefits set forth in Section 10(a) of the Agreement or any other compensation or benefits which are conditioned on the delivery of this Release.

6.            No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

7.            Return of Company Property. Executive represents that all equipment and other property of the Company, including any documents and files, whether electronically stored or maintained in hard copy, have been returned to the Company, and that Executive has not retained any copies of the same. Notwithstanding anything to the contrary in this Release, Executive may retain her personal contact lists, whether in electronic or paper form (e.g., rolodex, Outlook contacts, etc.) and copies of documents related to Executive’s compensation and benefits.

1 NTD: To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

8.            Non-Disparagement. Executive will not disparage any Releasee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Releasee. The Company will instruct its directors, officers and senior executives not to disparage or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Executive.

9.            Post-Employment Obligations. Executive reaffirms that she will comply with all of her post employment obligations as set forth in Sections 9(b), 9(d) and 9(e) of the Agreement and as set forth in the Restrictive Covenants Agreement.

10.          Entire Agreement. This Release constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except for the Restrictive Covenants Agreement, which survives the termination of Executive’s employment and is incorporated herein by reference, and except for any agreements with respect to Executive’s options to acquire Common Stock of the Company. This Release may not be modified or amended other than by an agreement in writing signed by an officer of the Company.

11.          Acknowledgement. Executive acknowledges and agrees that, subsequent to the termination of Executive’s employment, Executive shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Release. Executive also acknowledges and agrees that Executive has been paid for all time worked and has received all other compensation owed to her.

12.          Assignment. This Release shall be binding upon and be for the benefit of the parties as well as Executive’s heirs and the Company’s successors and assigns.

13.          General Provisions. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

14.          Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws principles.

15.          Arbitration. The parties agree that, in the event of any dispute under the provisions of this Release (other than a dispute in which the primary relief sought is an injunction or other equitable remedy), the parties shall be required to have the dispute, controversy or claim settled by arbitration in accordance with the provisions of Section 20 of the Agreement.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite her signature below.

EXECUTIVE

LISA RICCIARDI

Date: